SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2007

GRILL CONCEPTS, INC.

(Exact name of registrant as specified in Charter)

Delaware	0-23326	13-3319172
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11661 San Vicente Blvd., Suite 404

Los Angeles, California 90049

(Address of Principal Executive Offices)(Zip Code)

310-820-5559

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 6, 2007, the Audit Committee of Grill Concepts, Inc. (the “Company”), after consultation with the Company’s independent registered public accounting firm, determined that the Company’s accounting for the purchase of certain rights from Hotel Restaurant Properties, Inc. and affiliates was in error and that the Company should restate its consolidated financial statements for the quarters ended September 24, 2006 and April 1, 2007 and for the year ended December 31, 2006. As a result, the Company’s Audit Committee and management have concluded that the consolidated financial statements during those periods should no longer be relied upon.

The Company intends to file, as soon as possible, amended quarterly reports on Form 10-Q with restated consolidated financial statements for the quarters ended September 24, 2006 and April 1, 2007 and to file an amended annual report on Form 10-K with restated consolidated financial statements for the year ended December 31, 2006.

Background

On September 1, 2006, the Company entered into an Agreement for Purchase and Sale of Assets (the “Purchase Agreement”) with Hotel Restaurant Properties, Inc. (“HRP”), Hotel Restaurant Properties II, Inc., Hotel Restaurant Properties II Management, Inc., Keith Wolff and Adam Keller (collectively, the “Sellers”).

Pursuant to the terms of the Purchase Agreement, the Sellers agreed to sell to the Company and the Company agreed to purchase from the Sellers certain rights and interests of the Sellers, including certain management agreements, relating to the current and future operation of Company restaurants in hotel properties pursuant to the terms of an Agreement, dated August 27, 1998, as amended (the “HRP Agreement”).

Pursuant to the Purchase Agreement, the HRP Agreement was amended, effective June 30, 2006 (the “Effective Date”), to eliminate exclusivity provisions under which the Company would use the Sellers as the exclusive parties to identify potential hotel restaurant locations and to eliminate certain provisions under which the Sellers could cause the Company to purchase HRP and the Company could acquire HRP. Under the Purchase Agreement, the Sellers also agreed to relinquish any rights to fees or other compensation relating to Company restaurants opened in hotels pursuant to management, license or lease agreements entered on or after March 29, 2006.

The purchase price of the acquired assets under the Purchase Agreement was $2,771,133 (the “Purchase Price”), plus up to $294,151 of additional payments to the extent such amounts were not paid to HRP under the transferred agreement between the Effective Date and the closing date. Closing of the purchase and sale occurred, and the Purchase Price was paid, on June 29, 2007.

On the closing date, the HRP Agreement was further amended to eliminate the license granted thereunder for the Sellers to operate managed outlets under the HRP Agreement, eliminate restrictions on the Sellers’ ability to provide similar hotel restaurant location services to parties other than the Company and to eliminate other provisions relating to the transferred agreements.

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At closing, the Sellers entered into a non-competition agreement pursuant to which the Sellers, for a period of 5 years from the closing date, agreed, with certain defined exceptions, not to assist any owner, operator, franchisor or franchisee of a branded restaurant in entering into a lease, license or management agreement to operate a restaurant, provide room service or provide food for banquet room events at any hotel.

Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Sellers with respect to any additional tax that may be incurred, as well as related penalties and interest, in the event that the goodwill allocated to the sale is reduced for tax purposes on audit or other adjustment.

Financial Statement Treatment of Purchase Agreement as Originally Reported

As originally reported, the Company recorded the entire purchase price under the Purchase Agreement as a non-current asset attributable to the non-compete agreement included in the Purchase Agreement with the asset being amortized ratably over the five year life of the non-compete agreement. As a result, the Company recorded no expense associated with the Purchase Agreement at the time of signing and, thereafter, reported amortization expense with respect to the non-compete agreement at a quarterly rate of approximately $155,000.

Impact of Restatement on Previously Reported Results

The Company is completing its analysis of the impact that the correction of this error will have on its previously reported financial statements. The Company has determined, however, that the correction of this error will have no impact on previously reported revenue or net cash flows for the periods in question. Based on the Company’s initial review, we believe that the accounting change will result in re-characterization of the Purchase Price as a termination fee instead of a non-current asset and will therefore result in a charge to earnings approximating the full amount of the Purchase Price during the quarter ended September 24, 2006 This change will also result in a reduction in reported amortization expense of approximately $155,000 per quarter for the quarters ended September 24, 2006, December 31, 2006 and April 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GRILL CONCEPTS, INC.

Dated: August 7, 2007	By:	/s/ Philip Gay
Philip Gay President and Chief Executive Officer

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